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                                   EXHIBIT 5.1

                          OPINION OF COOLEY GODWARD LLP

October 1, 1999

Vixel Corporation
11911 Northcreek Parkway South
Bothell, Washington  98011

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Vixel Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 10,313,653 shares of the Company's Common Stock, $0.001 par value (the "Shares"), pursuant to its 1995 Stock Option Plan, 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan (the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Restated Certificate of Incorporation, as amended, and Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and non-assessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and non-assessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Gregory B. Abbott

Gregory B. Abbott